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                                                              EXHIBIT 5.1

                   [Letterhead of Cablevision Systems Corporation]




                                       January 20, 1998

Cablevision Systems Corporation,
  One Media Croasways
      Woodbury, NY 11797.

Ladies and Gentlemen:

         I am Executive Vice President, General Counsel and Secretary of Cablevision Systems Corporation, a Delaware corporation ("Cablevision"), and, in such capacity, have acted as counsel for Cablevision in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 32,773,115 shares of Class A Common Stock, par value $0.01 per share (the "Class A Securities"), of CSC Parent Corporation, a
Delaware corporation and a wholly owned subsidiary of Cablevision
("Parent"), and of up to 11,096,709 shares of Class B Common Stock, par value $0.01 per share (the "Class B Securities" and, together with the Class A Securities, the "Securities"), of Parent. In that capacity, I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. The Securities are intended to be issued by Parent in connection with the consummation of the transactions contemplated by the Amended and Restated Contribution and Merger Agreement, dated as of June 6, 1997 (the "Contribution and Merger Agreement"), among Cablevision, TCI Communications, Inc., a Delaware corporation ("TCI"), Parent and CSC Merger Corporation, a Delaware corporation.

         Upon the basis of such examination, I advise you that, in my opinion, when the Registration Statement on Form S-4 of Parent relating to the Securities (the "Registration Statement") has become effective under the

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Cablevision Systems Corporation                               -2-


Act, the Merger and the Contribution (as such terms are defined in the Contribution and Merger Agreement) have been consummated in accordance with the terms and conditions of the Contribution and Merger Agreement, the Partnership Contribution (as defined in the Registration Statement) has been consummated in accordance with the Partnership Contribution Agreement (as defined in the Contribution and Merger Agreement), the certificates representing the Securities have been duly signed by Parent and countersigned by the transfer agent and registrar of Parent, and the Securities have been duly issued and sold as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and non-assessable.

         The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

         I hereby consent to the filing of this opinion as to an exhibit to the Registration Statement and to the reference to me under the heading "Certain Legal Matters" in the Proxy Statement/Prospectus, contained therein. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.


                                       Very truly yours,


                                       /s/ Robert S. Lemle
                                       ------------------------------------
                                       Robert S. Lemle
                                       Executive Vice President, General
                                       Counsel and Secretary